EXHIBIT 10.36.1

SUBLEASE TERMINATION AGREEMENT

THIS SUBLEASE TERMINATION AGREEMENT (“Agreement”) is made and entered into as of August 10, 2017, by and between AVAYA INC., a Delaware corporation (“Sublandlord”) and TELENAV, INC., a Delaware corporation (“Subtenant”).

Recitals

WHEREAS, The Prudential Insurance Company of America (“Landlord”) and Sublandlord are parties to that certain Lease Agreement dated as of August 25, 2011 (as the same may have been amended, the “Lease”), pursuant to which Landlord has leased to Sublandlord certain premises containing approximately 257,155 rentable square feet (the “Leased Premises”) in the building located at 4655 Great America Parkway, Santa Clara, California, (the “Building”), as more particularly described therein;

WHEREAS, Sublandlord and Subtenant entered into that certain Sublease dated as of November 11, 2015 (as may have been amended from time to time, the “Sublease”), under which Sublandlord leases to Subtenant approximately 54,635 rentable square feet of the Leased Premises, as more particularly described therein (the “Subleased Premises”);

WHEREAS, on January 19, 2017, Sublandlord and its affiliated co-debtor entities (the “Debtors”) filed voluntary petitions pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Sublandlord’s bankruptcy proceeding is being jointly administered under case number 17-10089 (SMB) and styled as In re Avaya Inc., et al. (the “Bankruptcy Proceeding”).

WHEREAS, Sublandlord and Subtenant mutually desire to terminate and cancel the Sublease and, except as set forth below, to mutually release each other from their respective obligations thereunder.

NOW, THEREFORE, in consideration of the above and for other good and valuable consideration, the receipt and sufficiency of which is hereby confirmed, Sublandlord and Subtenant have agreed as follows:

1.Defined Terms. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Sublease.

2.Termination of Sublease. Subject to satisfaction of the Conditions Precedent (as defined below), the Sublease and the subtenancy created thereunder will remain in full force and effect until the date on which the Conditions Precedent have been satisfied (the “Early Termination Date”), at which time the Sublease and the Sublease term will end and terminate.

3.Conditions Precedent. The early termination of the Sublease as contemplated by Section 2 above shall be subject to prior satisfaction of the following conditions precedent (the “Conditions Precedent”):

(a)    Subtenant shall have provided Sublandlord with written notice confirming that Subtenant and Landlord have entered into a direct lease for the Subleased Premises (the “Direct Lease”);

(b)    Subtenant shall have paid all amounts due and payable under the Sublease to Sublandlord through the effective date of the Direct Lease; and

(c)    The Bankruptcy Court shall have entered a final, non-appealable order (the “Order”) approving the assumption of the Lease, including an amendment of the Lease under which the Subleased Premises are surrendered by Tenant and are no longer subject to the Lease.

4.Return of Security Deposit and Prorated Rent. Within ten (10) days following satisfaction of the Conditions Precedent, Sublandlord shall return to Subtenant (a) the full Security Deposit paid by Subtenant to Sublandlord pursuant to Section 10(a) of the Sublease and (b) if the Conditioned Precedent are satisfied on date that is not the last day of a calendar month, the prorated amount of any rent paid by Subtenant to Sublandlord under the Sublease (other than any amounts that are paid in arrears). This obligation shall survive the termination of the Sublease and for the avoidance of doubt, such obligation shall not be released under Section 5 of the Agreement.

5.Release of Liability. As of the Early Termination Date, Sublandlord and Subtenant shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the Sublease, other than those matters which expressly survive the expiration or earlier termination of the Sublease pursuant to the terms hereof or of the Sublease. Except as provided in the immediately preceding sentence, this Agreement shall fully and finally settle all demands, charges, claims, accounts, or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action that arose out of or in connection with the Sublease, and it constitutes a mutual release with respect to the Sublease.

6.Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute but one and the same instrument.

7.Miscellaneous:

(a)    Voluntary Agreement. In entering into and signing this Agreement, such party has had the benefit of the advice of attorneys of such party’s own choosing, and enters into this Agreement freely by such party’s own choosing and judgment, and without duress or other influence.

(b)    Attorneys’ Fees. If any party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit.

(c)Successors. This Agreement shall be binding on and inure to the benefit of the parties and their successors.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

SUBLANDLORD:	TELENAV, INC.
AVAYA INC., a Delaware corporation	By: /s/ Michael Strambi
By: /s/ James M Chirico, Jr.	Its: Chief Financial Officer
Its: James M. Chirico, Jr.
Chief Operating Officer

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